Exhibit 10.4

ASSIGNMENT OF REAL ESTATE

PURCHASE AND SALE AGREEMENT

THIS ASSIGNMENT is made this, 1st  day of, May, 2013 by Mainline Land Co. LLC, (hereinafter referred to as "Assignor") to Global Earth Energy, Inc., (hereinafter referred to as "Assignee").

WHEREAS, Assignor has entered into a certain Real Estate Purchase and Sale Agreement with, Henry Grunbaum as "Seller" and Assignor as "Buyer" which Agreement was executed on, April 26, 2013, by said Assignor and said Seller for the purchase and sale of certain real property being:  Multi-Unit Apartment Complex (198-Units), located at, 2103-15 & 2115-17 Honeywell Avenue, Bronx, New York 10460,  Acquisition Price: $26,000,000.00; Assumable Debt Service: $16,939,016.99 @ 3.5%, Annual Debt Payment: $912,765.00; GR: $3,200,000.00; Exp: $1,500,000.00; NOI: $1,700,000.00; Net Available For Cash Flow: $787,235.00, which is lying and situated in, New York, in the County of, Bronx, and more particularly described in said Agreement, copy of said Agreement being attached hereto as Exhibit "A."

WHEREAS, Assignor desires to assign, transfer, sell and convey to Assignee all of Assignor's right, title and interest in, to and under said Real Estate Purchase and Sale Agreement; and,

WHEREAS, Assignee is desirous of receiving all of Assignor's right, title and interest in, to and under said Real Estate Purchase and Sale Agreement;

NOW, THEREFORE, for and in consideration of the sum of $9,070,000.00 convertible note yielding 0.575% interest-only (against assignment of rental income & leases) convertible into 25,000,000 shares of the common stock of the Assignee and other good and valuable considerations, the sufficiency of which is hereby acknowledged, and based solely on a, “cash-less basis,” between parties, Assignor has assigned, transferred, sold and conveyed and by these presents does hereby assign, transfer, sell and convey unto Assignee all of Assignor's right, title and interest in, to and under said Real Estate Purchase and Sale Agreement.

Assignor agrees to receive and Assignee agrees to pay in full said assignment consideration on or before the closing date of said Real Estate Purchase and Sale Agreement.

NOW, THEREFORE, all parties hereby agree to close said agreement and arrange settlement through an Escrow Closing process and procedures shall apply according to instructions from Escrow Agent.

This Assignment shall be binding upon Assignor and shall inure to the benefit of Assignee and its successors, heirs and assigns.

Assignee hereby assumes all of Assignor's duties and obligations under said Real Estate Purchase and Sale Agreement.  Assignee agrees to perform all covenants, conditions and obligations required by Assignor under said Agreement and agrees to defend, indemnify and hold Assignor harmless from any liability or obligation under said Agreement. Assignee further agrees to hold Assignor harmless from any deficiency or defect in the legality or enforceability of the terms of said agreement.

Assignee agrees and understands that Assignor is not acting as a real estate broker or agent in this transaction and is not representing either party, but rather is acting as a principal in selling his interest in the above-referenced agreement to Assignee.

Time is of the essence in this agreement.

Assignee is in possession of the original agreement.

_________________________________________

Assignor- MAINLINE LAND CO. LLC,

Principal, Meier (Mack) Frankel

_________________________________________

Assignee – GLOBAL EARTH ENERGY, INC.,

President, Sydney A. Harland  (GLER.OTCQB)